CONTACT:    Bruce Zurlnick                  Melissa Myron/Rachel Albert
            Senior Vice President and       Media Contact: Melissa Merrill
            Chief Financial Officer         Financial Dynamics
            Finlay Enterprises, Inc.        (212) 850-5600
            (212) 808-2800

FOR IMMEDIATE RELEASE
---------------------

      FINLAY ENTERPRISES REPORTS 1.3% COMP STORE INCREASE FOR THIRD QUARTER

NEW YORK, NY, NOVEMBER 3, 2005 -- FINLAY ENTERPRISES, INC. (NASDAQ: FNLY), a
leading retailer of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States, today announced a 1.3% increase in comparable department sales (departments open for the same months during the comparable period) for the third quarter ended
October 29, 2005. In the third quarter of the prior year comparable department sales increased by 0.7%. Total sales for the third quarter increased 9.9% to
$183.3 million compared to $166.8 million in the third quarter of 2004. Total sales for the third quarter of fiscal 2005 included $15.9 million of sales related to the Carlyle specialty jewelry stores acquired by the Company in May
2005.

Comparable department sales for the nine months ended October 29, 2005 increased
0.6% compared to a 3.6% comparable department sales increase in the same period last year. Total sales for the nine month period were $568.7 million compared to
$543.1 million in the first nine months of 2004, an increase of 4.7%, including
$29.9 million of sales related to Carlyle.

The Company will report full results for the third quarter on November 17, 2005.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine
Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States with sales of $923.6 million in fiscal 2004. The number of locations at the end of the third quarter of fiscal 2005 totaled
1,009, including 34 Carlyle specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995. Such forward-looking statements are based on Finlay's current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay's filings with the
Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by
Finlay or any other person that the events or circumstances described in such statement are material.

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